Exhibit 10.3

DEED OF IRREVOCABLE UNDERTAKING

To:	Xeris Pharmaceuticals, Inc. (“Xeris”)

180 N. LaSalle Street, Suite 1600,

Chicago, IL 60601

United States of America

Xeris Biopharma Holdings, Inc. (“Holdco”)

180 N. LaSalle Street, Suite 1600,

Chicago, IL 60601

United States of America

24 May 2021

Dear Sirs

PROPOSED ACQUISITION OF STRONGBRIDGE BIOPHARMA PLC BY HOLDCO, AN AFFILIATED COMPANY OF XERIS PHARMACEUTICALS, INC.

We, HealthCap VI, L.P. (hereinafter “we”, “us”, and “our”), refer to the proposed acquisition of Strongbridge Biopharma plc (the “Company”) by Holdco, a newly incorporated company and affiliate of Xeris. Under the proposed transaction, Holdco will offer to acquire the entire issued and to be issued ordinary share capital of the Company pursuant to a Scheme or Takeover Offer (as defined in paragraph 6) (the “Proposed Transaction”) substantially on the terms and subject to the conditions set out in the Rule 2.5 announcement to be issued on today’s date (the “Rule 2.5 Announcement”) (attached at Schedule 2 to this Undertaking).

We understand that the Proposed Transaction is currently proposed to be implemented by way of the Scheme and that it is proposed that the terms of the Scheme will be contained in a document prepared and issued by the Company (and addressed, inter alia, to the shareholders of the Company) that would be a scheme circular for the purpose of the Rules and the Act (the “Scheme Document”).

This Undertaking sets out the terms and conditions on which we will vote (or procure a vote) in favour of the Proposed Transaction and the Scheme in respect of the Subject Shares, or if applicable, accept the Takeover Offer (as defined in paragraph 6).

Capitalised terms used in this Undertaking shall have the meaning given to such terms in paragraph 12 below unless otherwise defined.

1.	Shareholdings

Subject to the announcement of the Proposed Transaction pursuant to the Rule 2.5 Announcement, we hereby represent and warrant to you that:

1.1

set out in part 1 of Schedule 1 are true, complete and accurate details of the ordinary shares of $0.01 each in the share capital of the Company of which we are the registered and/or beneficial owner (or are otherwise able to control the exercise of all rights attaching to such shares) and we confirm that we own these free of any encumbrances or third party rights of any kind (the “Company Shares”);

1.2

set out in part 2 of Schedule 1 are true, complete and accurate details of all options, warrants or other rights to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any shares of the Company, including, without limitation, the Company Options, (together with any further such options, warrants and other such rights which we, or the Nominee, may become entitled to and/or receive at any time after the date of this Undertaking (the “Convertible Shares”);

1.3

other than as set out in Schedule 1 and save for any rights provided for in the articles of association of the Company and/or pursuant to company law in favour of the holders of Company shares generally, we do not have any interest (as defined in the Rules) in any shares of the Company or any right to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any such shares;

1.4

we have all necessary power and authority to direct the actions of any nominee or custodian who holds legal title to the Subject Shares (as defined in paragraph 2.1.1 below) on our behalf (the “Nominee”) to enable us to comply with the Obligations; and

1.5

we have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform the Obligations.

2.	Dealings and undertakings

2.1

Subject to the announcement of the Proposed Transaction pursuant to the Rule 2.5 Announcement on today’s date, we hereby unconditionally and irrevocably agree and undertake to you that (other than in connection with the Proposed Transaction) before this Undertaking lapses in accordance with paragraph 8, we shall not, and shall procure that, in respect of the Subject Shares (as defined in paragraph 2.1.1 below) only, the Nominee on our behalf shall, not directly or indirectly:

2.1.1

sell, transfer, assign, tender in any tender or exchange offer, dispose of, charge, pledge or otherwise encumber or grant any option or award or other right over or otherwise deal with any of the Company Shares, Convertible Shares or Further Company Shares (together, the “Subject Shares”) or any interest in any of them (whether conditionally or unconditionally), except as set forth in the Transaction Agreement;

2.1.2

vote in favour of any resolution to approve (i) an acquisition of any shares in the Company by any person other than Holdco (or any member of the Xeris Group, or (ii) any other transaction which is proposed by any person other than Holdco (or any member of the Xeris Group) which relates to the shares of the Company or which could otherwise hinder or impede the implementation of the Scheme;

2.1.3

withdraw the votes in favour of the Scheme referred to in paragraph 3 or the acceptance(s) in the case of a Takeover Offer referred to in paragraph 6 in respect of all or any of the Subject Shares notwithstanding that we may have become entitled to effect such withdrawal by virtue of the Rules or otherwise by the terms of the Proposed Transaction, and shall procure that any vote by us in favour of the Scheme (or acceptance in the case of a Takeover Offer) in respect of the Subject Shares is not withdrawn;

2.1.4	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Undertaking;

2.1.5

in our capacity as shareholder of the Company, without the consent of Xeris, take any step, including voting the Subject Shares, requisitioning, or joining in requisitioning of, any general or class meeting of the Company, or take any other action, that would or might reasonably be expected to restrict or impede the Scheme becoming effective or, as the case may be, the Takeover Offer becoming unconditional;

2.1.6

accept or give any undertaking to accept any offer made or proposed to be made in respect of any shares in the Company (by whatever means the same is to be implemented) by any person other than Holdco (or any member of the Xeris Group); or

2.1.7

enter into any agreement or arrangement (whether or not legally binding) with any person, whether conditionally or unconditionally, or give any public indication of intent which would or might reasonably be expected to restrict the acquisition of the Subject Shares by Xeris or Holdco under the Proposed Transaction.

2.2

We further undertake to you that we shall not, until this Undertaking lapses in accordance with paragraph 8, acquire any interests (as defined in the Rules) or otherwise deal or undertake any dealing (also as defined in the Rules) in any Relevant Securities of the Company (including, for the avoidance of doubt, the exercising, exchange or conversion of any Convertible Shares), except as set forth in the Transaction Agreement and excluding any Relevant Securities acquired pursuant to the exercise of the Company Options.

3.	Undertaking to vote in favour of the Scheme

Unless and until this Undertaking ceases to have any effect in accordance with paragraph 8, we hereby irrevocably and unconditionally agree and undertake to you that:

3.1

We shall (unless Xeris otherwise requests in writing in advance) exercise, or (as appropriate) procure the exercise of, all voting rights attaching to the Subject Shares to vote in favour of all resolutions (including a Relevant Resolution) to approve the Proposed Transaction, the Scheme, and any related matters proposed at any general or class meeting of the Company in connection with the Scheme (“EGM”) and any meeting or class meeting of the Company convened pursuant to section 450 of the Act to approve the Scheme (a “Scheme Meeting”) or at any adjournment or postponement of any such meeting (all such resolutions collectively, the “Scheme Resolutions”);

3.2

We shall execute, or (as appropriate) procure the execution of, any forms of proxy in respect of the Subject Shares required by Xeris validly appointing the Chairman of the meeting or any person nominated by Xeris to attend and vote at any EGM and/or Scheme Meeting (or any adjournment or postponement thereof) in respect of the Scheme Resolutions, and shall ensure that any such executed forms of proxy are received by the Company’s registrars not later than 5:00 p.m. (Irish Time) on the tenth Business Day after the Company sends the Scheme Document to the Company’s shareholders (or, in respect of any Further Company Shares, within five days of acquiring an interest in such shares, if later);

3.3

We shall not revoke (or seek to cause the revocation of) the terms of any proxy submitted in accordance with paragraph 3.2, either in writing or by attendance at any EGM or Scheme Meeting (or any adjournment or postponement thereof) or otherwise; and

3.4	We shall not exercise any voting rights attaching to the Subject Shares to vote in favour of any scheme of arrangement that is proposed in competition with the Proposed Transaction.

3.5	A “Relevant Resolution” means:

3.5.1	any Scheme Resolution;

3.5.2	any other resolution (whether or not amended) proposed at a general or class meeting of the Company, or at an adjourned meeting, the passing of which is necessary to implement the Scheme; and

3.5.3	a resolution to adjourn a general or class meeting of the Company whose business includes the consideration of any Scheme Resolution and which is recommended by the board of directors of the Company.

4.	Documentation

4.1	We consent to:

4.1.1	this Undertaking being disclosed to the Panel;

4.1.2

the inclusion of references to us and particulars of this Undertaking and our holdings of relevant securities of the Company being included in the Rule 2.5 Announcement (attached at Schedule 2 hereto), and any Scheme Document, and any other announcement made, or document issued, by or on behalf of the Company and/or Xeris in connection with the Proposed Transaction; and

4.1.3	this Undertaking being available for inspection as required by the Rules.

4.2

We shall promptly give you all such information with respect to our holding of Subject Shares and any assistance as you may reasonably require for the preparation of the Rule 2.5 Announcement, any Scheme Document and any other announcement to be made, or document to be issued, by or on behalf of Xeris, Holdco or the Company in connection with the Proposed Transaction in order to comply with the requirements of the Rules, the Panel, or any other applicable legal or regulatory requirement.

5.	Confidentiality

We shall keep the possibility, terms and conditions of the Proposed Transaction and the existence of this Undertaking confidential until the Rule 2.5 Announcement is released, provided that we may disclose the same to the Company, its advisers and our advisers (and, in the case of our advisers we shall procure that they observe confidentiality in the same terms). The Obligations in this paragraph 5 shall survive termination or lapse of this Undertaking.

6.	Implementation by way of takeover offer

6.1

We acknowledge that Xeris shall have (in accordance with the terms of the Transaction Agreement) the right and may elect at any time (with the consent of the Panel (if required) and whether or not the Scheme Document has then been despatched) to implement the Proposed Transaction by way of a takeover offer (the “Takeover Offer”), as opposed to by way of a Scheme, provided that:

6.1.1	Xeris has made that election in accordance with the terms of the Transaction Agreement; and

6.1.2

such Takeover Offer is made on terms at least as favourable in the aggregate as the terms of the Scheme (except in relation to the acceptance condition which will be set at 80% of the shares to which such Takeover Offer relates or such lesser percentage as Xeris may, with the consent of the Panel (if required), decide).

6.2

If such a Takeover Offer is made by Holdco (or any other member of the Xeris Group), we undertake and warrant that, notwithstanding any other provision of this Undertaking, any undertakings, agreements, warranties, appointments, consents and waivers in this Undertaking shall apply mutatis mutandis to such Takeover Offer and, in particular, we undertake to accept, or procure the acceptance of, such Takeover Offer, in respect of the Subject Shares. We further undertake, if so required by Xeris, to promptly execute or procure the execution of all such other documents as may be necessary for the purpose of giving Xeris the full benefit of the undertakings herein with respect to such Takeover Offer.

6.3	References in this Undertaking to:

6.3.1	the Scheme becoming effective shall be read as references to the Takeover Offer becoming or being declared unconditional in all respects;

6.3.2	the Scheme lapsing or being withdrawn shall be read as references to the lapse or withdrawal of the Takeover Offer; and

6.3.3	the Scheme Document shall be read as references to the Offer Document.

7.	Time of the essence

Any time, date or period mentioned in this Undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

8.	Lapse of undertaking

8.1	Notwithstanding any other provision of this Undertaking, this Undertaking (and all of our Obligations) shall lapse and cease to have any effect on and from the earliest of the following occurrences:

8.1.1	the Rule 2.5 Announcement is not released on 24 May 2021;

8.1.2	Holdco publicly announces that it does not intend to make or proceed with the Acquisition (as defined in the Transaction Agreement);

8.1.3

the Acquisition (as defined in the Transaction Agreement) lapses or is withdrawn (which, for the avoidance of doubt, will not be deemed to have occurred only by reason of Xeris electing to switch from a Scheme to a Takeover Offer in accordance with paragraph 6);

8.1.4	the Transaction Agreement is validly terminated in accordance with its terms;

8.1.5	the Scheme becomes effective;

8.1.1

a third party announces in accordance with the Rules a firm intention to make an offer (whether recommended or not) to acquire the entire issued and to be issued share capital of the Company not already owned by such third party (a “Third Party Offer”) provided that the terms of any such Third Party Offer must provide for a consideration per share which is not less than 105% of the value of the consideration offered under the Scheme (including for the avoidance of doubt the value of the CVR Consideration), as at the date on which the Third Party Offer is announced; or

8.1.2	31 December 2021.

8.2	If this Undertaking lapses, neither Xeris nor HoldCo shall have any claim against us under this Undertaking other than in respect of a prior breach by us of this Undertaking.

9.	Governing law

This Undertaking and any suit, action or proceedings that may arise out of or in connection with it shall be governed by and construed in accordance with the laws of Ireland and we agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Undertaking and, for such purposes, we irrevocably submit to the jurisdiction of such courts.

10.	Specific performance

Without prejudice to any other rights or remedies which you may have, we acknowledge and agree that damages may not be an adequate remedy for any breach by us of any of the Obligations and Xeris and/or Holdco shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of the Obligations and no proof of special damages shall be necessary for the enforcement by you of your rights.

11.	Severability

The covenants and undertakings contained in this Agreement and each part of them are entirely severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

12.	Interpretation

12.1	In this Undertaking, the following words and expressions shall have the meaning set opposite them:

“Act” means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

“Business Day” means any day, other than a Saturday, Sunday or public holiday in Dublin or London;

“Company Options” means any options or awards outstanding under any Company Share Plans;

“Company Share Plans” shall have the meaning given to that term in the Transaction Agreement;

“CVR Consideration” shall have the meaning given to that term in the Transaction Agreement;

“Further Company Shares” means (i) any further shares in the share capital of the Company in respect of which we acquire an interest and in respect of which we are entitled to exercise, or direct the manner of exercise of, the voting of such shares and (ii) any other shares in the share capital of the Company that are attributable to or derived from any such further shares mentioned in limb (i) of this definition;

“interest” and “interested” have the meanings given to those terms in the Rules;

“Obligations” means our undertakings, agreements, warranties, appointments, consents and waivers set out in this Undertaking;

“Panel” means the Irish Takeover Panel;

“Relevant Securities” has the meaning given to that term in the Rules;

“Rules” means The Irish Takeover Panel Act 1997, Takeover Rules 2013;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Proposed Transaction, on the terms (including the conditions) and for the consideration set out in the Rule 2.5 Announcement and on such other terms and in such form not being inconsistent therewith as Xeris and the Company mutually agree in writing, including any revision hereof as may be so agreed between Xeris and the Company;

“Subsidiary” means in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Transaction Agreement” means the transaction agreement dated on or around the date of this Undertaking between, amongst others, the Company, Holdco and Xeris;

“Undertaking” means this deed of irrevocable undertaking; and

“Xeris Group”, means Xeris, Holdco, and each of their respective affiliates.

12.2	Unless otherwise defined, capitalised terms shall have the meaning given to them by the Rules.

13.	Assignment

Xeris may not assign any of its rights and obligations under this Undertaking without our prior written consent other than to Holdco or a body corporate under the same ultimate ownership as Xeris and then only if such body corporate is the “offeror” for the purposes of any Takeover Offer, in the event of such an assignment, any reference to “Xeris” shall be construed as a reference to such body corporate.

14.	Power of Attorney

14.1

In order to secure the performance of the Obligations, for so long as this Undertaking has not lapsed in accordance with paragraph 8, we hereby irrevocably appoint individually or collectively each and every one of the directors of Holdco (each, an “Attorney”) to be our attorney in our name and on our behalf to execute any form or forms of acceptance and/or such other documents and do such other acts or things (if any) as may be reasonably necessary to accept and/or vote in favour of the Scheme and/or to otherwise satisfy the Obligations in respect of our Subject Shares.

14.2	The power of attorney granted under this paragraph 14 shall at any time take effect as if it had individually named the persons who are at that time directors of Holdco.

14.3	Any action authorised under this power of attorney may be taken by any Attorney acting alone.

14.4

We hereby irrevocably undertake to ratify any such act committed in exercise of this power, if called upon to do so. We also acknowledge that this power of attorney is irrevocable until this Undertaking lapses in accordance with its terms.

15.	Acknowledgments and undertaking

15.1	We hereby accept and acknowledge that, subject to paragraph 8, the Obligations assumed pursuant to this Undertaking are irrevocable.

15.2

We hereby accept and acknowledge that we have not entered into this Undertaking relying on any statement or representation, whether or not made by Xeris or Holdco (or any of their respective directors, officers, employees or agents) or any other person and that nothing in this Undertaking obliges Xeris or Holdco to announce or proceed with the Scheme or despatch the Scheme Document in the event that it is not required to do so by the Rules.

15.3

We undertake to give such directions to the Nominee to take such acts and do such things as are necessary to give Xeris and Holdco the full benefit of this Undertaking. References in this Undertaking to Obligations on our part shall be construed to include obligations, wherever relevant, to procure that equivalent actions be taken by the Nominee.

Schedule 1

Part 1 - Company Share Details

Class	Number	Registered Holder	Ultimate Beneficial Owner
Ordinary	3,268,004	Cede & Co	HealthCap VI, L.P.

Part 2 - Convertible Shares Details

Date of grant	Number of shares under option/ award	Exercise Period	Exercise price
28 December 2016	Warrants: 400,000	28 June 2022	$2.50
18 May 2021	RSUs: 40,000	18 May 2022	n/a
16 October 2015	Options: 9,918	16 October 2025	$17.55
16 October 2015	Options: 25,000	16 October 2025	$17.55
12 May 2026	Options: 40,000	12 May 2026	$5.50
11 May 2017	Options: 40,000	11 May 2027	$4.40
15 May 2018	Options: 40,000	15 May 2028	$7.75

Schedule 2

Rule 2.5 Announcement

In witness whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document

EXECUTED AND DELIVERED by HealthCap VI GP SA as a deed on behalf of HEALTHCAP VI, L.P.
Signature
Witness to Signature

Witness

Print Name of Witness

Print Address of Witness

Occupation of Witness